Exhibit 10.1

Compensation Schedule for Executive Officers

Name & Principal Position	2005 Bonus	Shares of Restricted Stock	Number of Stock Options

Glenn J. Rufrano Chief Executive Officer	$800,000	15,960	220,990

John B. Roche Executive Vice President and Chief Financial Officer	300,000	4,990	69,060

Steven F. Siegel Executive Vice President, General Counsel and Secretary	220,000	3,990	55,250

Michael A. Carroll Executive Vice President—Real Estate Operations	200,000	3,990	55,250

Leonard I. Brumberg Executive Vice President—Portfolio Management	180,000	3,990	55,250

Dean R. Bernstein Executive Vice President—Acquisitions and Dispositions	200,000	3,990	55,250